UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): June 26, 2019

INVENTRUST PROPERTIES CORP.
(Exact Name of Registrant as Specified in its Charter)

Maryland	000-51609	34-2019608
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)
3025 Highland Parkway
Downers Grove, Illinois 60515
(Address of Principal Executive Offices)
(855) 377-0510
(Registrant’s Telephone Number, Including Area Code)
N/A
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company  ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Common Stock	N/A	N/A

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On June 26, 2019, the board of directors (the “Board”) of InvenTrust Properties Corp. (the “Company”) appointed Daniel J. Busch, age 37, as Executive Vice President, Chief Financial Officer and Treasurer of the Company, effective as of September 3, 2019.
Mr. Busch most recently served as Managing Director and lead retail real estate analyst for Green Street Advisors, from 2011 to 2019. His work at Green Street Advisors included providing research for securities-based investors on 23 real estate investment trusts with more than $300 billion in combined assets. Prior to joining Green Street Advisors, Mr. Busch served as an analyst at Telsey Advisory Group and as a Senior Analyst at Petco Animal Supplies, Inc.
In connection with Mr. Busch’s appointment as Executive Vice President, Chief Financial Officer and Treasurer, the Company entered into an employment offer letter (the “Offer Letter”) with Mr. Busch pursuant to which he will be entitled to an annual salary of $400,000 and will be eligible to participate in the Company’s annual cash bonus program with a target annual bonus equal to 95% of his annual salary (pro-rated for 2019). Provided that Mr. Busch commences employment with the Company on September 3, 2019, he will also receive a one-time $150,000 signing bonus, $75,000 of which will be paid on the Company’s first regular payroll date following the effective date of Mr. Busch’s appointment and $75,000 of which will be paid on December 20, 2019, the Company’s final payroll date of 2019. In addition, provided that Mr. Busch commences employment with the Company on or before September 3, 2019, he will receive an award of restricted stock units (“RSUs”) valued at $600,000 under the Company’s 2015 Incentive Award Plan. Fifty percent of the RSU award will vest in three equal annual installments beginning in December 2019, subject to Mr. Busch’s continued employment through each of the vesting dates. The remaining 50% of the RSU award will be subject to performance–based vesting consistent with the terms of the performance-based RSUs disclosed in the Company’s Current Report on Form 8-K dated May 8, 2019. The compensation committee of the Board has also approved Mr. Busch’s participation in the Company’s Executive Severance and Change of Control Plan. The Company will also reimburse Mr. Busch for relocation costs of up to $35,000 in connection with his appointment. A copy of the press release announcing Mr. Busch’s appointment is attached as Exhibit 99.1 to this report and is incorporated herein by reference.
Mr. Busch has no family relationships with any director or executive officer of the Company. There are no transactions involving Mr. Busch that would be required to be reported under Item 404(a) of Regulation S-K.
Additionally, on June 26, 2019, Adam M. Jaworski, Senior Vice President, Interim Principal Financial Officer, Interim Treasurer and Chief Accounting Officer of the Company, voluntarily resigned from his positions as Interim Principal Financial Officer and Interim Treasurer of the Company effective as of September 3, 2019. Mr. Jaworski’s resignation is not the result of any disagreement with the Company and is not related to the Company’s operational performance or financial condition. Mr. Jaworski will continue to serve as Senior Vice President and Chief Accounting Officer of the Company.

Item 9.01.	Financial Statements and Exhibits.
(d) Exhibits.

Exhibit No.	Description

99.1	Press Release of InvenTrust Properties Corp. dated June 26, 2019

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INVENTRUST PROPERTIES CORP.

Date: June 26, 2019	By:	/s/ Thomas P. McGuinness
	Name:	Thomas P. McGuinness
	Title:	President and Chief Executive Officer